Exhibit 10.5

AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT (this “Amendment”) is dated as of April 15, 2008 by and among INTERNATIONAL TEXTILE GROUP, INC., a Delaware corporation (the “Company”), and the Purchasers signatory hereto. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Note Purchase Agreement (as hereinafter defined).

R E C I T A L S:

WHEREAS, the Company and the Purchasers entered into that certain Note Purchase Agreement dated as of June 6, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”);

WHEREAS, the Company and certain of its Subsidiaries intend to consummate a corporate reorganization, the timing and details of which are more particularly described in the ASCI Reorganization Step Plan (as defined in the Note Purchase Agreement (as amended hereby));

WHEREAS, in connection with the ASCI Reorganization (as defined in the Note Purchase Agreement (as amended hereby)), the Company has requested and the Purchasers party hereto have agreed to certain waivers and amendments to the Note Purchase Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1 Amendment to Section 8.1(c). Section 8.1(c) of the Note Purchase Agreement is hereby amended by adding to the end thereof the following:

“For purposes of the financial reporting contemplated pursuant to Sections 8.1(a)(iii), 8.1(b)(iii), and 8.1(c)(iii), the ASCI Reorganization shall be deemed to have been consummated on January 1, 2008.

2 Amendment to Section 10.7. Section 10.7 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“10.7	Corporate Separateness.

The Company will, and will cause each of its Subsidiaries to, comply with Section 4.15 of the Senior Credit Agreement and Clause 27.34 of the BST Credit Agreement, each as in effect on the date of the First Amendment after giving effect to the BST Amendment and the ITG Senior Amendment (regardless of any further amendment, modification, refinancing or termination of either of the Senior Credit Agreement or the BST Credit Agreement), except as the Required Holders shall otherwise consent to in writing. For purposes of this Agreement, and notwithstanding anything in the Senior Credit Agreement or the BST Credit

Agreement to the contrary, (a) clause (iv) of the final proviso of Section 4.15 of the Senior Credit Agreement and clause (v) of the final proviso of Section 27.34 of the BST Credit Agreement shall be disregarded, (b) each reference to ‘Permitted Reorganization Transaction’ or ‘Permitted Reorganization Transactions’ in Section 4.15 of the Senior Credit Agreement or Section 27.34 of the BST Credit Agreement shall be deemed to be a reference to the ASCI Reorganization and (c) clause (iii) of the final proviso of Section 4.15 of the Senior Credit Agreement and clause (iii) of the final proviso of Section 27.34 of the BST Credit Agreement shall each be disregarded.”

3 Amendment to Section 11.1. Section 11.1 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“11.1	Transactions with Affiliates.

Except for the transactions described on Schedule 6.19, the Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than (i) any transaction between any members of the ITG Group, (ii) any transaction between members of the BST Group, (iii) any transaction between any member of the ITG Group and any member of the BST Group to the extent such transaction is permitted by a specific exception to Section 4.15 of the Senior Credit Agreement or Clause 27.34 of the BST Credit Agreement, in each case defined and modified in the same manner set forth in Section 10.7, (iv) any transaction constituting part of the ASCI Reorganization and (v) any Asset Disposition or Investment between a member of the ITG Group and any Project Subsidiary to the extent permitted by Sections 11.6 and 11.7, respectively), except in the Ordinary Course of Business pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.”

4 Amendment to Section 11.2. Section 11.2 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“11.2	Merger, Consolidation, etc.

(a)

The Company shall not, and shall not permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Subsidiary of the Company may merge with, or dissolve or liquidate into, the Company or another Subsidiary of the Company; provided, that, if the Company is a constituent entity in such merger, dissolution or liquidation, the Company shall be the continuing or surviving entity; (b) any merger or consolidation that constitutes a Permitted Acquisition; (c) any such merger, consolidation, conveyance, transfer, lease or other disposition constituting part of the ASCI Reorganization; and (d) any Subsidiary of the Company may be converted (including by way of merger) from a corporation to a limited liability company or from a limited liability company to a corporation.

(b)	Notwithstanding clause (a) above, the Company shall not permit BST or any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Subsidiary of BST may merge with, or dissolve or liquidate into, BST or another Subsidiary of BST; provided, that, if BST is a constituent entity in such merger, dissolution or liquidation, BST shall be the continuing or surviving entity; (b) any merger or consolidation that constitutes a BST Permitted Acquisition; (c) any such merger, consolidation, conveyance, transfer, lease or other disposition constituting part of the ASCI Reorganization; and (d) any Subsidiary of BST may be converted (including by way of merger) from a corporation to a limited liability company or from a limited liability company to a corporation.”

5 Amendment to Section 11.4. Section 11.4 of the Note Purchase Agreement is hereby amended by deleting the last paragraph thereof and replacing such paragraph in its entirety as follows:

“In addition to the foregoing, the Company will not permit any member of the BST Group to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Indebtedness to, or Contingent Obligations arising from guarantees of obligations of, the Company, any Subsidiary of the Company or any Affiliate of the Company that is not a Member of the BST Group.”

6 Amendment to Section 11.6. Section 11.6 of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“11.6	Asset Sales.

The Company will not, and will not permit any Subsidiary to, make any Asset Disposition, except (i) the Asset Dispositions described on Schedule 11.6 hereof, (ii) additional Asset Dispositions of the Company and its Subsidiaries (other than BST and its Subsidiaries) in an aggregate amount (excluding the amount of any Asset Dispositions described on Schedule 11.6) based on Fair Market Value not to exceed: (a) with respect to the period from the Closing Date through December 31, 2007, $6,420,000, or (b) during any fiscal year thereafter, $11,000,000, and with respect to which, subject to the mandatory prepayment provisions set forth in Section 9.3, the Company or such Subsidiary intends to apply the Net Proceeds Amount arising from any such Transfer under clauses (a) or (b) hereof to a Debt Prepayment Application or to reinvestments in the Company or such Subsidiary (in the form of capital expenditures or otherwise) within 365 days after such Transfer, and the Company or such Subsidiary applies such Net Proceeds Amount within such period, (iii) Asset Dispositions constituting part of the ASCI Reorganization, and (iv) Asset Dispositions of BST and its Subsidiaries in an aggregate amount based on Fair Market Value not to exceed €4,000,000 per fiscal year of BST.

Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, make any Asset Disposition to any Project Subsidiary (other than any Asset Disposition consisting of an equity Investment in, or loan constituting WLR Subordinated Indebtedness to, any such Project Subsidiary, by (i) WLR or any WLR Affiliate or (ii) the Company with the proceeds of an equity Investment in, or loan constituting WLR Subordinated Indebtedness to, the Company by WLR or any WLR Affiliate) if, on the date of such proposed Transfer, a default then exists in respect of any Indebtedness owing by such Project Subsidiary.

Notwithstanding anything to the contrary herein, the Company will not make any Asset Disposition or Transfer of any Pledged Collateral (as defined in the Pledge Agreement).”

7 Amendment to Section 11.7. Section 11.7 of the Note Purchase Agreement is hereby amended by deleting the word “and” at the end of clause (m), deleting the “.” at the end of clause (n) and replacing it with “; and” and the adding the following clause (o) as the last clause thereof:

“(o) Investments constituting part of the ASCI Reorganization.”

8 Amendment to Section 11.8. Section 11.8 of the Note Purchase Agreement is hereby amended by deleting the word “and” at the end of clause (c), deleting the “.” at the end of clause (d) and replacing it with “; and” and the adding the following clause (e) as the last clause thereof:

“(e) BST and its Subsidiaries may declare and make dividends or other distributions payable solely in Stock or Stock Equivalents to the Company in connection with consummation of the ASCI Reorganization.”

9 Amendment to Section 12.

(a) Section 12(k) of the Note Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(k)	As of the last day of any fiscal quarter ending on or after December 31, 2008, (i) the Leverage Ratio is greater than 5.00:1.00 and (ii) BST EBITDA for the four fiscal quarter period ending on the respective dates set forth below is less than the amount set forth opposite such date:

Fiscal Quarter Ending:	Minimum BST EBITDA
December 31, 2008	$41,000,000

March 31, 2009	$43,000,000

June 30, 2009	$46,000,000

September 30, 2009	$50,000,000

December 31, 2009 and the last day of each fiscal quarter thereafter	$52,500,000

(b) Section 12 of the Note Purchase Agreement is hereby amended by adding the following clause (l) as the last clause thereof:

“(l)	As of the last day of any fiscal quarter, the BST Debt Cover is greater than the ratio set forth below during the corresponding periods set forth below:

Period:	Ratio
From the Closing Date to and including December 31, 2008	4.45:1.00

From January 1, 2009 to and including March 31, 2009	3.60:1.00

From April 1, 2009 to and including June 30, 2009	3.30:1.00

From July 1, 2009 to and including September 30, 2009	3.25:1.00

On and after October 1, 2009	3.00:1.00

10 Amendment to Schedule B.

(a) Schedule B of the Note Purchase Agreement is hereby amended by adding the following defined terms to Schedule B in the proper alphabetical order:

“ASCI Reorganization” means the series of transactions effected by ITG among itself and certain of its Subsidiaries and BST and its subsidiaries as described in the ASCI Reorganization Step Plan.

“ASCI Reorganization Step Plan” means the step plan dated April 11, 2008 entitled “ITG Legal Entity Realignment” prepared by Ernst & Young and attached to the First Amendment as Exhibit A, as such step plan may be modified from time to time so long as in the case of any such modification that is materially adverse to the holders of the Notes or that would result in any transaction, event or occurrence prohibited under this Agreement to become permitted hereunder, the Required Holders have approved such modification.

“BST Amendment” means the BST Amendment and Restatement Agreement dated as of April [    ], 2008 by and among BST, the various Subsidiaries of BST party thereto, and the various agents named therein.

“BST Amendment Transaction Costs” means all fees, costs and expenses (including any legal, tax and accounting fees) incurred (or required to be paid) by BST or any other member of the BST Group in connection with the BST Amendment.

“BST Convertible Note” means the Convertible Subordinated Promissory made by BST in favor of the Company to be issued by BST in connection with the ASCI Reorganization pursuant to Step 9 of the ASCI Reorganization Step Plan.

“BST Intercompany Obligations” means the obligations owing by Automotive Safety Components International, Inc., a Delaware corporation, or any of its Subsidiaries, to any member of the ITG Group and referred to in Schedule 1 to the First Amendment, including, without limitation, all accrued and upaid non-cash interest in respect of any such obligations.

“BST Redeemable Preferred Shares” means the redeemable membership units of BST issued to the Company upon conversion of the Narricot Note in connection with the ASCI Reorganization pursuant to Step 8 of the ASCI Reorganization Step Plan, the obligations of which were subsequently assumed by BST, the terms of which are described on Exhibit G to the First Amendment.

“BST Restructuring Costs” means all fees, costs and expenses (including any prepayment penalties or premiums and any stamp, registration and other Taxes, but excluding BST Amendment Transaction Costs) incurred (or required to be paid) by BST or any member of the BST Group in connection with the ASCI Reorganization up to a maximum amount of $5,170,000.

“First Amendment” means the Amendment No. 1 to Note Purchase Agreement dated as of April [    ], 2008 by and among the Company and the various Purchasers party thereto.

“ITG Senior Amendment” means the Amendment No. 11 to Credit Agreement dated as of April [    ], 2008 by and among the Company, the various Subsidiaries of the Company party thereto, General Electric Capital Corporation, as agent, and the lenders named therein.

“Narricot Note” means that certain promissory note dated November 3, 2007 in the face amount of $20,000,000 made by Narricot Industries, L.P. and payable to the order of the Company.

“Pro Forma BST EBITDA” means, with respect to any Target, BST EBITDA for such Target for the most recent twelve (12) month period for which financial statements are available at the time of determination thereof.

(b) Schedule B of the Note Purchase Agreement is hereby amended by amending and restating the definitions of “BST Debt Cover”, “BST EBITDA”, “EBITDA” and “Funded Debt” as follows:

“BST Debt Cover” means, on any date of determination, the ratio of (x) BST Financial Indebtedness (other than (i) BST Financial Indebtedness of the type described in clause (f) of the definition thereof, (ii) BST Financial Indebtedness owing between members of the BST Group, (iii) the BST Convertible Note, (iv) the BST Redeemable Preferred Shares and (v) the BST Intercompany Obligations) after deducting the aggregate amount of cash and cash equivalents held by any member of the BST Group as of such date of determination to (y) BST EBITDA for the four fiscal quarter period ending immediately prior to such date of determination.

“BST EBITDA” means, for the applicable period of measurement, the aggregate of consolidated net profits of the BST Group (excluding any income of any Joint Ventures) from ordinary activities, before (without duplication): (a) the profit (or losses) attributable to minority interests; (b) any amounts received or receivable or paid or payable pursuant to any Treasury Transaction; (c) income from participating interests in associated undertakings; (d) any gain or loss over book value arising from an upward or downward revaluation of any asset (not being stock disposed of in the normal course of trading), including purchase accounting adjustments, if any, resulting from the transactions contemplated pursuant to step 8 of the ASCI Reorganization Step Plan; (e) any other extraordinary and exceptional items of any member of the BST Group (other than in connection with the ASCI Reorganization or BST Amendment) up to a maximum amount of €3,000,000 in any fiscal year, (f) any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of same); (g) all fees, costs and expenses (including any prepayment penalties or premiums and stamp, registration and other taxes) incurred (or required to be paid) by any member of the BST Group in connection with the acquisition of BST Safety Textiles Holding GmbH up to a maximum amount of €5,000,000; (h) BST Finance Expense; (i) professional fees and any other amounts charged in respect of discontinued operations or restructuring activities including the related termination of employees (other than in connection with the ASCI Reorganization or BST Amendment); (j) any expenses incurred in respect of historical operating leases prior to December 8, 2006; (k) BST Restructuring Costs; (l) BST Amendment Transaction Costs; (m) non-cash interest in respect of the BST Convertible Note, the Narricot Note and the BST Intercompany Obligations; and (n) any non-cash amounts attributable to depreciation, impairment, writedown or amortization of tangible or intangible assets (including goodwill). When calculating BST EBITDA for all purposes hereunder, BST EBITDA shall include Pro Forma BST EBITDA for the most recently ending twelve month period prior to the date of determination of any Target acquired prior to the date of determination.

“EBITDA” means net income (or loss) for the applicable period of measurement of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP (including the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the

Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries), but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of the Company, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the proceeds of any life insurance policy; (c) non-cash gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP; and (d) any other extraordinary or non-recurring gains or losses of the Company or its Subsidiaries, and related tax effects in accordance with GAAP (other than in connection with the ASCI Reorganization or BST Amendment), PLUS (a) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period; (b) interest expense (less interest income) deducted in calculating net income (or loss) for such period; (c) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period; (d) all non-cash last-in, first-out expenses for such period; (e) professional fees and any other amounts charged in respect of discontinued operations or restructuring activities including the related termination of employees (other than in connection with the ASCI Reorganization or BST Amendment); (f) all amounts deducted in calculating net income (or loss) for BST Restructuring Costs; (g) all amounts deducted in calculating net income (or loss) for BST Amendment Transaction Costs; and (h) without duplication, all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, including non-cash restructuring charges, and non-cash purchase accounting adjustments, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period. When calculating the Leverage Ratio for purposes of Section 11.3(a)(xiii) only, EBITDA shall include Pro Forma EBITDA for the most recently ending twelve month period prior to the date of determination of any Target acquired prior to the date of determination.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness (but excluding any WLR Subordinated Indebtedness), and all Indebtedness in respect of Capital Leases.

11 Representations and Warranties. In order to induce Purchasers to enter into this Amendment, the Company represents and warrants to each Purchaser, that:

(a) the execution, delivery and performance by the Company of this Amendment has been duly authorized by all necessary corporate action and this Amendment and the Note Purchase Agreement as amended hereby constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms;

(b) both before and after giving effect to the ASCI Reorganization, each of the Company and BST is and shall be Solvent;

(c) upon the effectiveness of this Amendment and after giving effect hereto, no Default or Event of Default exists under the Note Purchase Agreement;

(d) upon the effectiveness of this Amendment and after giving effect hereto, all representations and warranties are true and correct in all material respects as of the effective date of this Amendment, except for (i) any such representations and warranties which expressly relate to an earlier date and (ii) changes in circumstances which are otherwise expressly permitted pursuant to the terms of the Note Purchase Agreement (as amended hereby).

12 Conditions to Effectiveness. This Amendment shall be effective on the date when each of the following conditions have been met:

(a) this Amendment shall have been duly executed and delivered by the Company and the Required Holders;

(b) the Company shall have delivered to the Purchasers a fully executed copy of an Amended and Restated Pledge Agreement substantially in the form attached hereto as Exhibit B-1 (the “Amended and Restated Pledge Agreement”) and, in accordance therewith, the fully executed BST Convertible Note in the form attached hereto as Exhibit B-2, duly endorsed in blank, and such other deliveries as may be required thereby;

(c) receipt by the Purchasers of a fully executed copy of an Amended and Restated Subordination and Intercreditor Agreement in substantially the form attached hereto as Exhibit C;

(d) receipt by the Purchasers of opinions in substantially the form attached hereto as Exhibit D from Jones Day, special counsel of the Company;

(e) receipt by the Purchasers of (i) a solvency certificate in substantially the form attached hereto as Exhibit E, duly executed and delivered by the Company and (ii) a solvency certificate in substantially the form attached hereto as Exhibit F, duly executed and delivered by BST;

(f) receipt by the Purchasers of a fully executed copy of the ITG Senior Amendment, certified as true, correct and complete by a Responsible Officer;

(g) receipt by the Purchasers of a fully executed copy of the BST Amendment, certified as true, correct and complete by a Responsible Officer;

(h) receipt by the Purchasers of evidence satisfactory to the Purchasers in their reasonable discretion that the obligations of Narricot Industries, L.P. (“Narricot”) under the promissory note dated November 3, 2007 in the face amount of $20,000,000 made by Narricot and payable to the order of the Company have been assumed by BST, and that substantially contemporaneous with such assumption, such promissory note has been converted into redeemable membership units of BST, the terms of such redeemable membership units to be substantially as described on Exhibit G attached hereto, and pledged pursuant to the Amended and Restated Pledge Agreement;

(i) receipt by the Purchasers of such other instruments and documents as they may reasonably request; and

(j) payment by the Company of all reasonable, out-of-pocket expenses of the Purchasers due and payable on or prior to the date hereof.

13 Completion of the ASCI Restructuring. Notwithstanding anything to the contrary herein, this Amendment shall become void and shall cease to be of any force and effect (and all rights and remedies of the Purchasers shall be reinstated as if such Amendment had never been executed) if the ASCI Reorganization (other than in respect of the completion of necessary registrations required to be made in Germany, the working capital adjustments contemplated under that certain Exchange Agreement dated as of April 15, 2008 between the Company and BST, certain name change filings and certain other administrative and ministerial actions) is not completed by April 15, 2008.

14 Miscellaneous.

14.1	Effect; Ratification.

(a) Except as specifically set forth above, the Note Purchase Agreement and the other Financing Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchasers under the Note Purchase Agreement or any other Financing Document, nor constitute an amendment of any provision of the Note Purchase Agreement or any other Financing Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Note Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Note Purchase Agreement as amended hereby.

(c) The Company acknowledges and agrees that the amendments set forth herein are effective solely for the purposes set forth herein and that the execution and delivery by the Purchasers of this Amendment shall not be deemed (i) except as expressly provided in this Amendment, to be a consent to any amendment, waiver or modification of any term or condition of the Note Purchase Agreement or of any other Financing Document, (ii) to create a course of dealing or otherwise obligate any Purchaser to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future, or (iii) to amend, prejudice, relinquish or impair any right of the Purchasers to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment.

14.2 Counterparts and Signatures by Fax. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together one and the same instrument. Any party delivering an executed counterpart of this Amendment by fax shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

14.3 Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.4 Financing Document. This Amendment shall constitute a Financing Document.

14.5 GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS THEREOF, BUT OTHERWISE WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES OF THE LAW THEREOF.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President and General Counsel

PURCHASERS:

CANYON VALUE REALIZATION FUND, L.P., a Delaware limited partnership

	By:	Canpartners Investments III, L.P.,
a California limited partnership

		By:	Canyon Capital Advisors LLC,
a Delaware limited liability company

		By:	/s/
Name:
Title:

CCP F, L.P.

	By:	Clearlake Capital Partners, LLC,
its general partner

		By:	CCG Operations, LLC,
its managing member

		By:	/s/
Name:
		Title:	Manager

RESERVOIR CAPITAL PARTNERS, L.P.

By:	RCP GP, LLC, its general partner

By:	/s/
Name:
Title:

RESERVOIR CAPITAL INVESTMENT PARTNERS, L.P.

By:	RCIP GP, LLC, its general partner

By:	/s/
Name:
Title:

RESERVOIR CAPITAL MASTER FUND II, L.P.

By:	Reservoir Capital Group, L.L.C., its general partner

By:	/s/
Name:
Title: